Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	864-963-6484	954-766-2806
	billlowe@kemet.com	deandimke@kemet.com

KEMET Announces Extension of Credit Facility

Greenville, South Carolina (April 7, 2009) - KEMET Corporation (KEME.OB) today announced that on Friday, April 3, 2009, it entered into an agreement to extend and restructure a short-term credit facility in the principal amount of EUR 35.0 million with UniCredit Corporate Banking S.p.A., formerly UniCredit Banca d’Impresa S.p.A. (“UniCredit”), a financial institution headquartered in Italy and part of the Milan-based UniCredit Group.

Under the terms of the extended and restructured credit facility (the “Extended Credit Facility”), the EUR 35.0 million principal amount originally scheduled to mature on April 9, 2009, has been extended for a two year and three month period, and will now mature on July 1, 2011.  The Company will repay the principal amount in three installments of EUR 2.0 million each on January 1, 2010, July 1, 2010, and January 1, 2011, and a fourth and final principal payment in the amount of EUR 29.0 million on July 1, 2011. During the term of the Extended Credit Facility, the outstanding principal balance will bear interest at a rate of six-month EURIBOR plus 2.5 percent, and will remain unsecured.

“This extension agreement is an important step in the Company’s capital structure plan,” said Per Loof KEMET’s Chief Executive Officer.  “We are very pleased with the attractive pricing, the terms provided by UniCredit, and their support during these difficult economic times.  Our relationship with UniCredit remains strong and we look forward to continuing our long-standing partnership with them,” continued Loof.

The Extended Credit Facility will become effective on the original maturity date of April 9, 2009, and is subject to certain customer notification requirements as detailed in the September 29, 2008 EUR 60.0 million credit facility agreement between the Company and UniCredit (the “September 29, 2008 Facility”), as well as UniCredit’s receipt of a U.S. legal opinion customary for such transactions.  The Extended Credit Facility, together with the previously announced September 29, 2008 Facility, completes the Company’s restructuring of the bank debt portion of its capital structure to be in better alignment with its overall financing needs.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.

Tel: 864.963.6300   Fax: 864.963.6521

KEMET Corporation (KEME.OB) applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com .

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) generally adverse economic and industry conditions, including a decline in demand for the Company’s products;  (ii) the ability to maintain sufficient liquidity to realize current operating plans; (iii) adverse economic conditions could cause further reevaluation of the fair value of our reporting segments and the write down of long-lived assets; (iv) the cost and availability of raw materials; (v) changes in the competitive environment of the Company;  (vi) economic, political, or regulatory changes in the countries in which the Company operates; (vii) the ability to successfully integrate the operations of acquired businesses; (viii) the ability to attract, train and retain effective employees and management; (ix) the ability to develop innovative products to maintain customer relationships; (x) the impact of environmental issues, laws, and regulations; (xi) the Company’s ability to achieve the expected benefits of its manufacturing relocation plan or other restructuring plan; (xii) volatility of financial and credit markets which would affect access to capital for the Company; and (xiii) increased difficulty or expense in accessing capital resulting from the delisting of the Company’s common stock from the New York Stock Exchange. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

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